Exhibit 8.2

Form of Opinion re Certain Israeli Income Tax Matters

[LETTERHEAD OF YORAM L. COHEN, ASHLAGI, ESHEL]

Tel-Aviv, July     , 2010

D. Medical Industries Ltd.

7 Zabotinsky St.

Moshe Aviv Tower

Ramat-Gan 52520

Israel

Ladies and Gentlemen:

We have acted as special counsel to D. Medical Industries Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), with respect to the initial public offering of the Company’s ordinary shares in the United States.

We hereby confirm to you that, insofar as it relates to Israeli tax matters, the discussion set forth under the heading “Israeli Taxation and Government Programs” in the registration statement, subject to the qualifications, exceptions, assumptions, and limitation contained therein, is our opinion. We express no opinion as to any laws other than the tax laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm name under the heading “Israeli Taxation and Government Programs” in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Yoram L. Cohen, Ashlagi, Eshel,

Advocates